June 15, 2011
FOR IMMEDIATE RELEASE

RAYMOND JAMES ANNOUNCES ORGANIZATIONAL CHANGES, NAMES
BELLA LOYKHTER ALLAIRE EXECUTIVE VICE PRESIDENT OF TECHNOLOGY AND OPERATIONS

ST. PETERSBURG, Fla. – Raymond James CEO Paul Reilly announced several organizational changes, including naming Bella Loykhter Allaire as the firm’s executive vice president of technology and operations.

“Bella has a wealth of technology, service delivery and industry experience,” said Reilly. “She has led technology development, infrastructure and architecture efforts at some of our industry’s largest and most respected firms, which will serve Raymond James’ commitment to excellence in both client service and technology platforms for our advisors and capital markets professionals.”

Allaire began her career at Prudential Securities working in a variety of capacities in their technology area before ultimately being promoted to executive vice president and chief information officer. During her tenure as CIO, she was credited for leadership in establishing the firm’s technology platform as a model for best practices supporting financial advisors and their clients. Most recently, she developed and executed strategic plans to transform the UBS Wealth Management Americas technology function and platform, serving as the firm’s managing director and chief information officer. Prior to her joining UBS in 2006, she was a technology strategy consultant to Morgan Stanley and previously served as CEO of Wealthigen, initiating a securities line of business for Exigen Group, a software development firm.

She will join the firm June 20 and oversee both the firm’s Operations and Technology functions, reporting to Reilly.

Allaire’s appointment will allow Angela Biever to focus on critical functions – Human Resources, Legal, and Procurement and Facilities – and oversee the firm’s Assistant to the Chairman program. She will also be acting head of HR, following the recent departure of former HR Director Pam Ward. Finally, reflecting regulatory changes and industry best practices, Chief Risk Officer George Catanese will report directly to Reilly.

“As we approach the firm’s 50th anniversary, we are fortunate to be building on a remarkable heritage with strong values and a track record of performance,” Reilly continued. “These organizational changes reflect our evolution as an organization as well as our strategic growth plans for the future. More important, they demonstrate our dedication to supporting our clients and their private client advisors, capital markets professionals, and asset managers with the highest levels of service in the industry.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $282 billion, of which approximately $37 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2010 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV.

For more information, please contact Steve Hollister at 727-567-2824.
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